EXECUTION VERSION

Exhibit 10.2

SECURITY AGREEMENT

Dated as of September 28, 2015

by and among

MSG HOLDINGS, L.P. (to be renamed MSGN HOLDINGS, L.P.),

MSGN EDEN, LLC,

REGIONAL MSGN HOLDINGS LLC,

and

THE OTHER GRANTORS REFERRED TO HEREIN,

as Grantors,

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

T A B L E  O F  C O N T E N T S

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts; Securities Accounts

Schedule III	-	Intellectual Property
Schedule IV	-	Legal Name, Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Intellectual Property Security Agreement
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement
Exhibit D	-	Form of Consent and Agreement
Exhibit E	-	Form of Deposit Account Control Agreement
Exhibit F	-	Form of Securities Account Control Agreement

2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of September 28, 2015 (this “Agreement”), is made by and among MSG HOLDINGS, L.P. (to be renamed MSGN HOLDINGS, L.P.), a Delaware limited partnership (the “Company”), MSGN EDEN, LLC, a Delaware limited liability company (“MSGN Eden”), REGIONAL MSGN HOLDINGS LLC, a Delaware limited liability company (together with MSGN Eden, the “Holdings Grantors” and individually each a “Holdings Grantor”), the other parties listed as “Subsidiary Grantors” on the signature pages hereof (the Company, the Holdings Grantors and such Persons so listed being, collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article IX of the Credit Agreement (as hereinafter defined), the “Collateral Agent”), for the benefit of the Lenders and the other Secured Parties (each as defined in the Credit Agreement, as defined below).

PRELIMINARY STATEMENTS:

(1) The Company has entered into a Credit Agreement, dated as of September 28, 2015 (such Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), with the Lenders (as defined therein), the subsidiaries of the Company party thereto as guarantors, the Administrative Agent (as defined therein), the Collateral Agent and the other agents party thereto. Capitalized terms not otherwise defined in this Agreement have the same meanings as specified in the Credit Agreement.

(2) The Grantors (other than the Company) have guaranteed the obligations of the Company under the Credit Agreement pursuant to the Guaranty (as defined in the Credit Agreement).

(3) As of the Closing Date, each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and the creditor with respect to the indebtedness (the “Initial Pledged Debt”) owed to the Grantor set forth opposite the Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(4) As of the Closing Date, each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto, as to which such Grantor is required to comply with the requirements of Section 7(a) (together with any such accounts as may be created and required under the Credit Agreement to be pledged after the Closing Date, excluding the Excluded Non-Pledged Accounts, the “Pledged Deposit Accounts”).

(5) In accordance with the terms of the Credit Agreement, upon the written request of the Collateral Agent, the Company shall open a blocked, non-interest bearing deposit account in which the balance may be zero at JPMorgan Chase Bank, N.A. (in such capacity, the “Cash Collateral Account Bank”), to the extent set forth in the Credit Agreement or in this Agreement, for the purposes of holding funds transferred from a Pledged Account into such account upon the occurrence and continuation of an Event of Default, in connection with a Defaulting Lender or for the Cash Collateralization of any Obligations under the Credit Agreement at a time when Letters of Credit remain outstanding (the “Cash Collateral Account”).

(6) As of the Closing Date, each Grantor is the owner of the securities accounts set forth opposite such Grantor’s name on Schedule II hereto, as to which such Grantor is required to comply with the requirements of Section 6(a) (together with any such accounts as exist after the Closing Date, the “Securities Accounts”).

(7) It is a condition precedent to the making of the Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuers under the Credit Agreement that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(8) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the Loans and issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. General Grant of Security. The Company and each Subsidiary Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, other than Excluded Assets, in each case, as to each type of property described for such Grantor below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “General Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clauses (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “General Security Collateral”):

(i) the Initial Pledged Equity owned by the Company and each Subsidiary Grantor and the certificates, if any, representing such Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity owned by the Company and the Subsidiary Grantors, being the “General Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) the Securities Accounts, all security entitlements with respect to all financial assets from time to time credited to the Securities Accounts, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(vi) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each Affiliation Agreement, Media Rights Agreement, Sports Telecast Rights Agreement, and other Related Document, in each case to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Pledged Agreements”), including, without limitation, (A) all rights of such Grantor to receive moneys due and to become due (including all rights to payment and rights to enforce payments, payments, cash flow, proceeds and products) under or pursuant to the Pledged Agreements, (B) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Pledged Agreements, (C) claims of such Grantor for damages arising out of or for breach of or default under the Pledged Agreements and (D) the right of such Grantor to terminate the Pledged Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral, including the Pledged Agreements, the “Agreement Collateral”), in each case subject to the limitations contained in clause (x) of the definition of Excluded Asset;

(f) the following (collectively, the “Account Collateral”):

(i) all Pledged Deposit Accounts, the Cash Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Cash Collateral Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or an Affiliate of the Collateral Agent on its behalf, for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein could impair the validity or enforceability, or result in the cancellation, of such intent-to-use trademark applications under applicable law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, such copyrights in Computer Software (as hereinafter defined), and internet website content, whether registered or unregistered and mask works (“Copyrights”); Computer Software shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related copyrightable applications and data files);

(iv) all confidential and proprietary information, including, without limitation, confidential know-how, trade secrets, confidential manufacturing and production processes and techniques, confidential research and development information and confidential customer and supplier lists (collectively, “Trade Secrets”), and all other intellectual property of any type, to the extent legal protection therefore exists under U.S. intellectual property law;

(v) all registrations and applications for registration for any of the foregoing, including, without limitation, those material registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vi) all rights in the foregoing provided by international treaties or conventions, if any, and all rights corresponding thereto throughout the world;

(vii) all written agreements granting to any third party the right to use any Intellectual Property Collateral or granting to any Grantor any right to use any Trademark, Copyright, Patent or Trade Secret now or hereafter owned by any third party, to which such Grantor, now or hereafter, is a party (other than those that by their terms prohibit assignment or a grant of security interest by such Grantor thereunder) (“IP Agreements”); and

(viii) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, breach or other violation with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover proceeds arising from such damages;

(h) all books and records (including, without limitation, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the property described in the preceding clauses of this Section 1, that constitute Collateral; and

(i) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the property described in the preceding clauses of this Section 1, other than Excluded Assets (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) and this clause (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, in each case, payable by reason of loss or damage to or otherwise with respect to any of the foregoing property, and (B) cash.

Section 2. Holdings Grant of Security. Each Holdings Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, automatically effective at 12:01 a.m. on the day immediately following the date of the consummation of the Spin-Off, a security interest in such Holdings Grantor’s right, title and interest in and to the following, in each case, other than Excluded Assets, in each case, as to each type of property described for such Holdings Grantor below, whether now owned or hereafter acquired by such Holdings Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Holdings Collateral” and, together with the General Collateral, the “Collateral”):

(a) the following (the “Holdings Security Collateral” and, together with the General Security Collateral, the “Security Collateral”):

(i) the Initial Pledged Equity in the Company owned by each Holdings Grantor and the certificates, if any, representing such Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) all additional shares of stock and other Equity Interests in the Company from time to time acquired by such Holdings Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity in the Company owned by each Holdings Grantor, being the “Holdings Pledged Equity” and, together with the General Pledged Equity, the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests in the Company, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests in the Company and all warrants, rights or options issued thereon or with respect thereto, and

(b) all books and records (including, without limitation, printouts and other computer output materials and records) of such Holdings Grantor pertaining to any property described in the preceding clause (a) of this Section 2, that constitute Collateral; and

(c) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the property described in the preceding clause of this Section 2, other than Excluded Assets (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clause (a) and (b), and this clause (c) of this Section 2).

Section 3. Excluded Assets. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Grantor shall be required to pledge, and does not pledge hereby or otherwise, and none of the defined terms “Collateral”, “Security Collateral”, “Intellectual Property Collateral”, “IP Agreements”, “Patents”, “Trademarks”, Copyrights”, “Trade Secrets”, Account Collateral”, “Pledged Agreements”, “Agreement Collateral”, “Pledged Debt”, “Pledged Equity”, “Equipment”, “Inventory”, “Receivables” or “Related Contracts” used in this Agreement shall include any Excluded Asset.

Section 4. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations from time to time of such Grantor (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 5. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 6. Delivery and Control of Security Collateral.

(a) All certificates or instruments representing or evidencing Security Collateral (if certificated) shall be delivered to and held by or on behalf of the Collateral Agent pursuant to the terms of and to the extent required under the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent; provided that no Grantor shall be required to deliver any instrument representing (x) Pledged Debt if the face amount of such Pledged Debt is less than $15,000,000, or (y) Pledged Debt other than indebtedness (i) for borrowed money (whether by loan or the issuance and sale of debt securities) or (ii) for the deferred purchase or acquisition price of property or services of which such Grantor is the seller (other than accounts receivable (other than for borrowed money) in the ordinary course of business) owed to a Grantor. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) With respect to (i) the Securities Accounts, (ii) the Cash Collateral Account and (iii) any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor will cause the securities intermediary with respect to each such account or security entitlement pursuant to the terms of and to the extent required under the Credit Agreement either (A) to identify in its records the Collateral Agent as the entitlement holder thereof or (B) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Securities Account Control Agreement”); provided, however, this Section 6(b) shall not apply to Excluded Non-Pledged Accounts; provided further that the Collateral Agent will not give any such orders except after the occurrence and during the continuance of an Event of Default.

(c) Upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral (other than any other Loan Party) granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 7. Maintaining the Account Collateral. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment:

(a) Subject to Section 7.13(b) of the Credit Agreement, each Grantor (other than the Holdings Grantors) will maintain deposit accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has entered into an agreement with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, that this Section 7(a) shall not apply to Excluded Non-Pledged Accounts. The Collateral Agent agrees not to issue any instructions to any Pledged Account Bank except after the occurrence and during the continuance of an Event of Default.

(b) After the occurrence and during the continuance of an Event of Default, upon the written request of the Collateral Agent, each Grantor (other than the Holdings Grantors) will promptly instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Cash Collateral Account, except that such Grantor shall not be under such obligation with respect to Persons (i) making payments to a Pledged Deposit Account or the Cash Collateral Account as of the Closing Date, (ii) making payments to such Grantor of less than $5,000,000 a year in the aggregate, or (iii) making payments to accounts not purported to be subject to the security interest of the Secured Parties in accordance with the Credit Agreement, if any.

(c) After the occurrence and during the continuance of an Event of Default under Section 8.01(b), (g) or (h) of the Credit Agreement, the Collateral Agent may, at any time and without consent from the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts or the Cash Collateral Account to satisfy the Grantor’s Obligations. The Collateral Agent agrees to give notice to such Grantor of such transfer or direction; provided, however that any failure by the Collateral Agent to give such notice shall not invalidate such transfer or direction.

Section 8. Investing of Amounts in the Cash Collateral Account. The Collateral Agent will, subject to the provisions of Sections 7, 9 and 21, from time to time (a) invest, or direct the Cash Collateral Account Bank to invest, amounts received with respect to the Cash Collateral Account in such Cash Equivalents credited to the Cash Collateral Account as the Company may select so long as no Event of Default has occurred and is continuing (or, if an Event of Default has occurred and is continuing, as the Collateral Agent may select, which may include not investing such amounts), and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Cash Collateral Account. In addition, the Collateral Agent shall have the right at any time to exchange, or direct the applicable Cash Collateral Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Cash Collateral Account.

Section 9. Release of Amounts. So long as no Event of Default shall have occurred and be continuing, the Grantors shall have the sole and exclusive right to direct the applicable Pledged Account Bank to pay and release, to the applicable Grantor or at its order or, at the request of such Grantor, to the Administrative Agent to be applied to the Obligations of the Grantors under the Loan Documents, such amount, if any, as is then on deposit in the Cash Collateral Account and the Pledged Deposit Accounts, in each case to the extent not prohibited from being released under the terms of the Credit Agreement.

Section 10. Representations and Warranties. Each Grantor (other than with respect to a Holdings Grantor where indicated below) represents and warrants as follows:

(a) As of the Closing Date, such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is as set forth in Schedule IV hereto. As of the Closing Date, such Grantor has no trade names other than as listed on Schedule III hereto.

(b) Such Grantor is the record and beneficial owner of the Collateral granted by it free and clear of any Lien of others, except for the security interest created under this Agreement or Liens permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents, filings which have not been authorized by the applicable Grantor or filings which are not prohibited by the Credit Agreement.

(c) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(d) If such Grantor is an issuer of Pledged Equity by another Grantor hereunder, such Pledged Equity constituting common equity stock issued to such Grantor on the Closing Date has been duly authorized and validly issued and is fully paid and non-assessable.

(e) As of the Closing Date, the Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto.

(f) As of the Closing Date, the Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor (other than with respect to a Holdings Grantor) by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(g) Such Grantor (other than with respect to a Holdings Grantor) has no investment property, other than the investment property listed on Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 6.

(h) True and complete redacted copies of the Cablevision Affiliation Agreement and each Media Rights Agreement have been made available for review by the Lenders, and as of the Closing Date, neither the Cablevision Agreement nor any Media Rights Agreement has been terminated, cancelled, amended, modified or changed nor has any default thereunder or breach thereof been waived.

(i) Such Grantor (other than with respect to a Holdings Grantor) has no deposit accounts, other than the deposit accounts as to which such Grantor has complied with the requirements of Section 7.

(j) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor (to the extent such matter is governed by the laws of the United States, or a jurisdiction located therein), securing the payment of the Secured Obligations; all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been made or taken, to the extent required hereunder (to the extent perfection can be accomplished by such filing or action), and (iii) such security interest is perfected absent the failure of the Collateral Agent to (i) file the financing statements and other filings in appropriate form in the relevant filing offices or (ii) take possession or control of the Collateral with respect to which a security interest may be perfected only through possession or control. Such perfected security interest is first priority except for Liens permitted by the Credit Agreement which have priority over the Liens granted hereunder and Liens permitted by Section 7.16 of the Credit Agreement and automatically having priority over the Collateral Agent’s lien without the requirement of affirmative action by the Grantor.

Section 11. Further Assurances. Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover the Collateral, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the Closing Date.

Section 12. Post-Closing Changes. No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or chief executive office from those set forth in Section 10(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent unless such change is in connection with (x) a Disposition not prohibited by the Credit Agreement (y) a Permitted Restricted Subsidiary Transaction or (z) a change of name by the Company to “MSGN Holdings, L.P.” occurring less than 30 days after the Closing Date, in which case under this clause (z) the Company shall provide the Collateral Agent such written notice promptly after the date of such name change. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

Section 13. As to Intellectual Property Collateral.

(a) With respect to the registered Intellectual Property Collateral owned by such Grantor (other than a Holdings Grantor), each such Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance as reasonably agreed to by the Grantors and the Collateral Agent and requested by the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office and the U.S. Copyright Office to perfect the security interest hereunder in such Intellectual Property Collateral, to the extent perfection may be achieved by making such recordings

(b) Each Grantor (other than the Holdings Grantors) agrees that, should it obtain an ownership interest in or a license to property of the type included in the definition of any Intellectual Property Collateral that is not on the Closing Date a part of the Intellectual Property Collateral, and that does not constitute an Excluded Asset, and otherwise would be part of the Intellectual Property Collateral if such Grantor had an ownership interest in or license to such item on the Closing Date (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral, subject to the terms and conditions of this Agreement with respect thereto (provided that no security interest shall be granted in United States intent to use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein could impair the validity or enforceability, or result in the cancellation, of such intent to use trademark applications under applicable law). Whenever such Grantor files for registration of any Material After-Acquired Intellectual Property with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, such Grantor shall give written notice to the Collateral Agent at the time financial statements are delivered or deemed delivered to the Administrative Agent pursuant to Section 7.01(a) and (b) of the Credit Agreement for the fiscal quarter in which such filing occurs, and, at the reasonable written request of the Collateral Agent, such Grantor shall execute and deliver, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance as reasonably agreed to by the Grantors and the Collateral Agent and requested by the Collateral Agent (an “IP Security Agreement Supplement”) covering such Material After-Acquired Intellectual Property for recording the security interest granted hereunder to the Collateral Agent in such Material After-Acquired Intellectual Property with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, to perfect the security interest hereunder in such Material After-Acquired Intellectual Property, to the extent perfection may be achieved by making such recordings. “Material After-Acquired Intellectual Property” shall mean After-Acquired Intellectual Property owned by or licensed to a Grantor, the loss or impairment of which would reasonably be expected to have a Material Adverse Effect.

Section 14. Voting Rights; Dividends; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any such distributions in the form of certificates or instruments will be delivered (with any necessary indorsement) to the Collateral Agent, within 30 days of such distribution, as Security Collateral.

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon written notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 15. As to Certain Pledged Agreements. Each Grantor hereby consents to the assignment for security purposes and pledge to the Collateral Agent for the benefit of the Secured Parties of each Pledged Agreement to which it is a party by any other Grantor hereunder.

Section 16. As to Letter-of-Credit Rights.

(a) Each Grantor (other than the Holdings Grantors), by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all letters of credit of which such Grantor is or hereafter becomes a beneficiary or assignee other than with respect to Letters of Credit that constitute Excluded Assets; provided, that the Collateral Agent agrees that such proceeds are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of an Event of Default, if requested by the Collateral Agent, each Grantor will promptly use commercially reasonable efforts to cause the issuer of such letter of credit and each nominated person (if any) with respect thereto to consent to such Grantor’s assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, each Grantor (other than the Holdings Grantors) will, promptly upon written request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the letters of credit of which such Grantor is or hereafter becomes a beneficiary or assignee that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 17. Additional Shares. Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor (a) to the extent that such issuer is a wholly-owned subsidiary of such Grantor, not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or except in each case as would not be prohibited as a Disposition or would constitute a Permitted Parent Payment or Permitted Restricted Subsidiary Transaction under the Credit Agreement and (b) to the extent that such issuer is a Subsidiary that is not a wholly-owned Subsidiary of such Grantor except as would not be prohibited as a Disposition or would constitute a Permitted Parent Payment or Permitted Restricted Subsidiary Transaction under the Credit Agreement, issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer no less than ratably to such Grantor, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all such additional Equity Interests or other securities to the extent that they would not constitute Excluded Assets.

Section 18. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact solely with respect to the Collateral (such appointment to cease upon the payment in full of all the Secured Obligations) with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuation of an Event of Default, in the Collateral Agent’s reasonable discretion, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Pledged Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 19. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein and the Collateral Agent requests in writing that such Grantor perform such agreement, in the event that the Grantor continues to fail to perform such agreement within a reasonable time following the Collateral Agent’s request, the Collateral Agent may, as the Collateral Agent reasonably deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and so long as an Event of Default shall have occurred and be continuing, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under

Section 10.04 of the Credit Agreement. The Collateral Agent agrees to give notice to such Grantor of such performance; provided, however that any failure by the Collateral Agent to give such notice shall not invalidate such performance or the Collateral Agent’s authority to so perform or the Collateral Agent’s entitlement to reimbursement of the related expenses.

Section 20. The Collateral Agent’s Duties.

(a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the safe custody of any Collateral in its possession or in the possession of an Affiliate of the Collateral Agent or any designee (including without limitation, a Subagent) of the Collateral Agent acting on its behalf and the accounting for moneys actually received by it or its Affiliates hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent and any of its Affiliates or any designee (including without limitation, a Subagent) on its behalf shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession or in the possession of an Affiliate or any designee (including without limitation, a Subagent) on its behalf if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each, a “Subagent”) acceptable to the Company acting reasonably for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder and pursuant to the terms hereof, with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 21. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may in its reasonable discretion deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Pledged Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Pledged Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to such Grantor of the time and place of any sale shall constitute reasonable notification of any such sale. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and then or at any time thereafter applied in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the order of priority specified in Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over with reasonable promptness to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Pledged Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations then due and owing against any funds held with respect to the Account Collateral or in any other deposit account.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein.

The Collateral Agent agrees that it shall not take any of the actions specified in this Section 21 except during the continuance of an Event of Default.

Section 22. Amendments; Waivers; Additional Grantors; Etc.

(a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and such Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent, any other Secured Party or any Grantor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor and a Subsidiary Grantor or Holdings Grantor, as applicable, hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” and “Holdings Grantor” or “Subsidiary Grantor”, as applicable, shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 23. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or otherwise delivered, in the case of the Company or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Company, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto (and with a copy to the Company); or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed or telecopied, be effective upon receipt. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. As agreed to by the Company, including as set forth in Section 10.02(b) of the Credit Agreement, the Collateral Agent and the applicable Secured Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Section 24. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations as to which (x) no claim has been made or (y) if a claim has been made such claim is in a determinable amount and has been Cash Collateralized), and (ii) the expiration or termination or Cash Collateralization in accordance with Section 2.03(g) of the Credit Agreement of all Letters of Credit, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.

Section 25. Release; Termination.

(a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents or otherwise as specified in Section 9.10 of the Credit Agreement, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor or the applicable transferee shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least five days prior to the date of the proposed release (or such later date as may be reasonably acceptable to the Collateral Agent), a written request for release in reasonable detail describing the item of Collateral, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement, and (iv) with respect to sales, leases, transfers or the dispositions of Equipment and Inventory in the ordinary course of business and other sales, leases, transfers or other dispositions and dispositions that are not prohibited by the Credit Agreement, the Liens granted herein shall, to the extent contemplated by Section 9.10 of the Credit Agreement, be deemed to be released with no further action on the part of any Person.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations as to which (x) no claim has been made or (y) if a claim has been made such claim is in a determinable amount and has been Cash Collateralized) and (ii) the expiration or termination or Cash Collateralization in accordance with Section 2.03(g) of the Credit Agreement of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 26. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

The Grantors:

MSG HOLDINGS, L.P., as a Grantor

By: MSGN EDEN, LLC, as the General Partner of MSG Holdings, L.P.

By:	/s/ DONNA COLEMAN
Name: Donna Coleman
Title: Interim Chief Financial Officer

MSGN EDEN, LLC, as a Grantor

By:	/s/ DONNA COLEMAN
Name: Donna Coleman
Title: Chief Financial Officer

REGIONAL MSGN HOLDINGS LLC, as a Grantor

By:	/s/ DONNA COLEMAN
Name: Donna Coleman
Title: Chief Financial Officer

MSGN INTERACTIVE, LLC, MSGN PUBLISHING, LLC, MSGN SONGS, LLC, SPORTSCHANNEL ASSOCIATES, THE 31ST STREET COMPANY, L.L.C., as Grantors,

By: MSGN EDEN, LLC, as the General Partner of MSG Holdings, L.P.

By:	/s/ DONNA COLEMAN
Name: Donna Coleman
Title: Interim Chief Financial Officer

Accepted and agreed to as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ JOHN G. KOWALCZUK
Name: John G. Kowalczuk
Title: Executive Director